EXHIBIT 4.22.1

Seadrill Management Ltd.
2nd Floor Building 11
Chiswick Business Park
566 Chiswick high Road
London W4 5YS
United Kingdom
Fax: +44 (0) 20 8811 4701
Attn: Jonas Ytreland
28 May 2015

RE: SEADRILL TELLUS LTD., SEADRILL VELA HUNGARY KFT. - US$ 1,450,000,000 SENIOR SECURED CREDIT FACILITY AGREEMENT ORIGINALLY DATED 20 MARCH 2013, AS SUBSEQUENTLY AMENDED (THE “LOAN AGREEMENT”) – CONSENT LETTER
Reference is made to the Loan Agreement and to a letter dated 11 March 2015, whereby you request that the Leverage Ratio is amended on the terms as set out therein (the “Leverage Ratio Request”).
Capitalised terms used but not defined or amended in this Consent Letter (the “Consent Letter”) shall have the meaning assigned to such terms in the Loan Agreement.
1. CONSENT
We, the undersigned, acting as Agent with the consent and authorisation of the Required Lenders, hereby consent to the Leverage Ratio Request, such consent to become effective when the conditions in Clause 2 (Conditions) below have been met.
The following amendments will be made to the Loan Agreement:
1.1 The following new definition shall be added to Clause 1.1 (Definitions):
““Step-up Margin” means;

(a)	if the Leverage Ratio is from 4.50:1 up to and including 4.99:1; 0.125 per cent per annum;

(b)	if the Leverage Ratio is from and including 5.00:1 up to and including 5.49:1; 0.250 per cent per annum;

(c)	if the Leverage Ratio is from and including 5.50:1 up to and including 6.00:1; 0,750 per cent per annum, the Leverage Ratio to be based on the Compliance Certificate latest delivered pursuant to Clause 21.2 (Compliance Certificate), and be calculated with two decimals rounded up or down as appropriate. The Step-up Margin will apply for the preceding financial quarter for which that Compliance Certificate relates, and be payable on the first Interest Payment Date following the Compliance Certificate latest delivered.”
1.2 The definition of “Commercial Margin” shall be amended to read:
““Commercial Margin” means the aggregate of:

#5614032/1    1 (1)

(a)	3.0 per cent per annum; and

(b)	from and including 1 July 2015 until the Reinstated Leverage Ratio Covenant Date, the Step-up Margin (if applicable)”
1.3 The definition of “Kexim Margin” shall be amended to read:
““Kexim Margin” means the aggregate of:

(a)	3.0 per cent per annum; and

(b)	from and including 1 July 2015 until the Reinstated Leverage Ratio Covenant Date, the Step-up Margin (if applicable)”
1.4 The definition of “K-Sure Premium” shall be amended to read:
““K-Sure Premium” means, in relation to each K-Sure Insurance Policy;
the full sum payable to K-sure as stipulated in that K-sure Insurance Policy which such sums shall be from time to time adjusted by K-Sure in accordance with the terms of that K-Sure Insurance Policy and K-Sure’s internal regulations and shall be agreed by the Borrowers; and
from and including 1 July 2015 until the Reinstated Leverage Ratio Covenant Date, an insurers enhanced fee reflecting the Step-up Margin (if applicable), calculated on ninety five per cent. (95%) of the Loans outstanding under the K-Sure Facility, and to be payable on the same terms and dates as any Step-up Margin.”
1.5 Clause 12.2 (a) (Fees payable in respect of the GIEK Guarantee)) shall be amended to read as follows:
“The Borrowers shall pay to the Agent (for the account of GIEK) a guarantee premium at the rate of the aggregate of (i) one point five per cent (1.5%) per annum on the outstanding amount of the GIEK Guarantee for the period from the issue of the GIEK Guarantee until it has been cancelled or has expired, and (ii) the Step-up Margin (if applicable) from and including 1 July 2015 until the earlier of (i) the Reinstated Leverage Ratio Covenant Date and (ii) the date the GIEK Guarantee has been cancelled or has expired.”
1.6 Clause 22.2 (Leverage Ratio) shall be amended to read as follows:
“The Parent will procure that the Leverage Ratio of the Group will not exceed;

(a)	from and including the financial quarter starting on 1 July 2015 until and including the financial quarter ending on 30 September 2016; 6.0:1;

(b)	from and including the financial quarter starting on 1 October 2016 until and including the financial quarter ending on 31 December 2016; 5.5:1; and

(c)
from and including the earlier of (i) the financial quarter starting on 1 January 2017 or (ii) such earlier date on which the Borrower (at its discretion) notifies the Agent of a reset of the Leverage Ratio covenant to 4.5:1, (the “Reinstated Leverage Ratio Covenant Date”) until the Final Maturity Date; 4.5:1.”

1.7 Schedule 5 (Form of Compliance Certificate) clause 1.2 (Leverage Ratio) shall be amended to read as follows:

#5614032/1    2 (2)

“1.2    Leverage Ratio
The Leverage Ratio of the Group was [ ] while the Leverage Ratio is required not to exceed [4.5:1/ 5.5:1/ 6.0:1].”
2. CONDITIONS
The consent granted pursuant to this Consent Letter shall be subject to:

1.	The acknowledgement by the Parent of the terms set out in this Consent Letter.

2.	Evidence of K-Sure’s and GIEK’s acceptance of the terms of this consent letter, in a form satisfactory to the Agent.

3.
No other lenders and/ or other financial institutions in any other facilities are granted higher compensation or more favourable terms than what is granted to the Finance Parties in the Consent Letter.

4.
The Parent’s undertaking to the Agent on behalf of the Finance Parties, which shall be considered given by its acceptance of this Consent Letter, that from and including 1 July 2015 and until the Reinstated Leverage Ratio Covenant Date the Parent shall, irrespective of any term of the Finance Documents to the contrary, not make any dividend payments, enter into new total return swaps (for the avoidance of doubt, excluding roll-over of existing total return swaps) or enter into similar transactions with similar effect or buy back any shares.

3. FEES
The Borrower will pay the following fees to the lenders and financial institutions who approve the terms of the Leverage Ratio Request:
(a) 5 basis points calculated on the lenders’ available and outstanding commitment payable to (i) GIEK, KEXIM, K-Sure and/or other guarantors and (ii) the lenders, except of those institutions mentioned in below, who are lending directly to SDRL or its subsidiaries;
(b) 2.5 basis points calculated on the lenders’ available and outstanding commitment payable and payable to the lenders who are funding the loans on the back of guarantees (ECA guarantees or commercial guarantees) (being the K-Sure Lenders and the GIEK Lender).
The fees set out in this Clause 3 shall be payable within 5 Business Days of the later of (i) the Agent signing this Consent Letter and (ii) the Parent’s acknowledgement of the same.
4. LENDERS’ RIGHTS
This Consent Letter shall be without prejudice to the Agent’s (on behalf of each of the Finance Parties) and the other Finance Parties’ other rights or remedies it may now or subsequently have or get. This Consent Letter does not constitute a waiver of any other right or remedy of any of the Finance Parties.
5. CONTINUING AGREEMENT, FINANCE DOCUMENT
Except as consented to pursuant to this Consent Letter, the provisions of the Finance Documents including the Facility Agreement and Security Documents shall continue in full force and effect including that the Obligors’ obligations under the Security Documents and Clause 18 (Guarantee and Indemnity) shall extend to the Loan Agreement as amended by this Consent letter. The consent granted in this Consent Letter does not extend to any matter other than expressly set out in this Consent Letter.

#5614032/1    3 (3)

On the date on which the Parent (on behalf of itself and the other Obligors) signs this Consent Letter, the representation and warranties set out in Clause 20 (Representations and Warranties) of the Facility Agreement shall be deemed repeated.
This Consent Letter shall constitute a “Finance Document” for the purposes of the Facility Agreement.
This Consent Letter shall be governed by Norwegian law. Any disputes resulting from this Consent Letter will be resolved in accordance with the terms of the Facility Agreement applicable to dispute resolution. These terms are incorporated to this Consent Letter by reference as if set out in full in this Consent Letter.

The Agent (on behalf of the Required Lenders):

ING Bank N.V.
By: /s/ K.A. van Coblijn
Name: K.A. van Coblijn
Title: Managing Director

* * *

CONSENT:
We acknowledge receipt of and consent to the terms and conditions of the Consent Letter dated 28 May 2015.
Date: ____29 May________________ 2015

#5614032/1    4 (4)

The Parent (on behalf of itself and as the Obligors’ agent pursuant to Clause 2.3 (Parent’s Authority) of the Loan Agreement:

Seadrill Limited
By: /s/ Jonas Ytreland
Name: Jonas Ytreland
Title: VP Treasury and Financing Seadrill Management Ltd

#5614032/1    5 (5)